Exhibit 99.3

RISK FACTORS

Investing in our common stock involves significant risks. We caution you that the risks and uncertainties we describe below, among others, could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf in filings with the Securities and Exchange Commission, or SEC, press releases, communications with investors and oral statements. Any or all such forward-looking statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no results expressed by our forward-looking statements can be guaranteed. Actual future results may differ materially from those anticipated in forward-looking statements. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosure we make in our reports filed with the SEC.

The risk factors set forth below supersede in their entirety the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our subsequent Quarterly Reports on Form 10-Q.

Risks relating to the development and commercialization of our products and product candidates

We will depend heavily on the commercial success of our lead product, Iclusig™ (ponatinib), which was recently approved by the FDA for sale in the United States. If we do not achieve commercial success with Iclusig, our business will suffer and our stock price will likely decline.

We obtained approval from the U.S. Food and Drug Administration, or FDA, on December 14, 2012, to sell our first new cancer medicine, Iclusig (ponatinib). We have commenced sales and marketing of Iclusig, and the medicine is now available to patients in the United States primarily through specialty pharmacies. Iclusig is a tyrosine kinase inhibitor, or TKI, that has been approved in the United States for the treatment of adult patients with chronic, accelerated or blast phase chronic myeloid leukemia, or CML, who are resistant or intolerant to prior TKI therapy, and the treatment of adult patients with Philadelphia chromosome-positive acute lymphoblastic leukemia, or Ph+ ALL, who are resistant or intolerant to prior TKI therapy.

Prior to the approval of Iclusig, we have not marketed a therapeutic product. As a result, we had no significant revenues from product sales in 2012 and we expect that a majority of our total revenues in 2013 and the next several years will be attributable to sales of Iclusig.

We cannot be certain that Iclusig will be commercially successful. In addition to the other challenges related to a company launching its first commercial drug, we will face competition from other TKIs that are currently approved for the treatment of patients with CML who are resistant or intolerant to prior TKI therapies, such as nilotinib marketed by Novartis, dasatinib marketed by Bristol-Myers Squibb, bosutinib marketed by Pfizer and omacetaxine mepesuccinate marketed by Teva Pharmaceutical Industries. In addition, we are conducting clinical trials and plan to seek regulatory approval of Iclusig for the treatment of newly diagnosed CML patients who have not previously received any TKI therapy and for patients who have had a suboptimal response or who have failed to respond to prior TKI therapy. If we are able to successfully develop and obtain approval of Iclusig for these patients, we would compete with existing TKIs.

Our future sales of Iclusig depend on numerous factors, including:

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the number of patients with CML and Ph+ ALL who do not respond to one of the existing TKI therapies or are intolerant to them, as well as the number of newly diagnosed CML patients and the number of patients who have had a suboptimal response or who have failed to respond to prior TKI therapy, assuming we are successful in obtaining regulatory approval for these patient populations;

•	competition from other TKIs, which compete with Iclusig on the basis of, among other things, efficacy, cost, breadth of approved use and side-effect profile;

•	competition from any additional products for the treatment of CML that are approved by the FDA in the future;

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the safety profile of Iclusig, including whether previously unknown side-effects or increased incidence or severity of known side-effects as compared to those seen during development are identified with the increased use of Iclusig after approval;

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the effectiveness of our commercial strategy for marketing Iclusig and our execution of that strategy, including our pricing strategy and the effectiveness of our efforts to obtain adequate third-party reimbursements;

•	receipt of regulatory approvals for Iclusig, and any applicable pricing and reimbursement approvals, in Europe, Japan and other countries outside of the United States;

•	the acceptance of Iclusig by patients, the medical community and third-party payors;

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results from clinical trials and the receipt of regulatory approvals in newly diagnosed CML patients and in patients who have had a suboptimal response or who have failed to respond to prior TKI therapy;

•	results from clinical trials and the receipt of regulatory approvals in any other indications that we may decide to pursue in blood cancers and solid tumors; and

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our ability to meet the demand for commercial supplies of Iclusig and to maintain and successfully monitor commercial manufacturing arrangements for Iclusig with third-party manufacturers to ensure they meet our standards and those of regulatory authorities, including the FDA, which extensively regulate and monitor pharmaceutical manufacturing facilities.

While we believe that Iclusig has a competitive commercial profile, our current estimates of the revenues that Iclusig could generate in future periods may change based upon the above factors, and could be wrong. If our revenues, market share and/or other indicators of market acceptance of Iclusig do not meet the expectations of investors or public market analysts, the market price of our common stock would likely decline. In addition, if one or more of the factors above negatively affects Iclusig sales, our business and financial condition could be materially harmed.

We have never marketed a drug before, and if we are unable to establish and maintain an effective and specialized sales force and marketing infrastructure, we will not be able to commercialize Iclusig successfully.

In order to successfully commercialize Iclusig, we have built a marketing organization and a specialized sales force for Iclusig and have completed preparations for the commercial launch of Iclusig in the United States. We are finalizing our preparations in Europe, including efforts to expand our marketing and sales teams. In addition, we have established a European headquarters in Switzerland to lead our commercial operations in Europe, in anticipation of the approval of the marketing authorization application for Iclusig. In order to support an effective launch of any product, we have had to make and will need to continue to make significant financial commitments and devote significant effort, in particular, to recruiting individuals with experience in the sales and marketing of pharmaceutical products.

We have no prior experience in building and maintaining a commercialization infrastructure in the United States or internationally. Factors that may hinder our efforts to establish and maintain a U.S. presence and develop an international sales, marketing and distribution infrastructure include:

•	inability to recruit, retain and effectively manage adequate numbers of effective sales and marketing personnel;

•	inability to establish or maintain relationships with specialty pharmacies, wholesalers and distributors;

•	inability to establish or implement internal controls and procedures required in connection with sales of pharmaceutical products;

•	inability of sales personnel to obtain access to or convince adequate numbers of physicians to prescribe our products;

•	lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

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unforeseen delays, costs and expenses associated with creating international capabilities, including an international sales and marketing organization and international supply chain and reimbursement capabilities.

If we are unable to establish and sustain our sales force and marketing capability for Iclusig, we may not be able to generate any product revenue, may generate increased expenses and may never become profitable.

We will need to continue to expend significant time and resources to train our Iclusig sales force to be credible, persuasive and compliant in discussing Iclusig with the specialists treating the patients indicated under label. We will also need to continue to train our sales force to ensure that a consistent and appropriate message about Iclusig is being delivered to our potential customers. In addition, if we are unable to effectively train our sales force and equip them with effective materials, including medical and sales literature to help them inform and educate potential customers about the benefits and risks of Iclusig and its proper administration, our ability to successfully commercialize Iclusig could be diminished, which could have a material adverse effect on our financial condition, stock price and operations.

We may also maintain high inventory levels to mitigate risks such as variability in product demand, long lead times for manufacturing, supply interruptions of raw materials and production disruptions at our approved manufacturing sites due to contamination, equipment failure or other facility-related issues. The capital required to maintain our desired inventory levels may impact our liquidity and cash flows, and may also heighten the risk of inventory obsolescence and write-offs.

If Iclusig and any of our product candidates are not accepted by patients, physicians and third-party payors, we will not be successful.

Our success is dependent on the commercial acceptance of Iclusig and any other product candidates that may be approved. Iclusig and any other approved product candidates may not achieve market acceptance among patients, physicians or third-party payors, even if we have obtained necessary regulatory and any applicable pricing and reimbursement approvals. Physicians and health care payors may conclude that Iclusig or our product candidates are not as safe and/or effective as competing therapies or are not as attractive based on a cost/benefit analysis as alternative treatments. For example, physicians may elect not to prescribe our drugs, and patients may elect not to request or take them for a variety of reasons, including lower demonstrated or perceived clinical safety and efficacy compared to other drugs; prevalence and severity of adverse events or other side effects; lack of cost-effectiveness; lack of reimbursement availability from third-party payors; a decision to wait for the approval of other therapies that are believed to have significant advantages over our drugs and drug candidates; convenience and ease of administration; other potential advantages of alternative treatment methods; or ineffective marketing and distribution support.

In addition, physicians and other health care providers may restrict their use of Iclusig due to the inclusion of a warning which is not present in some other competitive products. The full prescribing information for Iclusig includes a boxed warning specifying that arterial thrombosis and hepatotoxicity have occurred in some patients during our clinical trials of Iclusig. Cardiovascular, cerebrovascular, and peripheral vascular thrombosis, including fatal myocardial infarction and stroke, have occurred in Iclusig-treated patients. Serious arterial thrombosis occurred in 8% of Iclusig-treated patients. In addition, hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients.

Failure to achieve significant market acceptance of Iclusig or any future approved product candidates or to be paid an adequate amount for our products will harm our business. We believe that recommendations by physicians and acceptance by health care payors will be essential for market acceptance of Iclusig and our product candidates. If Iclusig fails to achieve market acceptance, or our product candidates are approved and fail to achieve market acceptance, we will not be able to generate significant revenues.

Competing drugs or technologies may render some or all of our products or future products noncompetitive or obsolete.

Many well-known pharmaceutical, healthcare and biotechnology companies, which have substantially greater capital, research and development capabilities and experience, are presently engaged in one or more of the following activities:

•	developing products based on computational and structure-based drug design;

•	conducting research and development programs focused on the same biological targets or for the treatment of the various disease indications on which we are focused; and

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manufacturing, marketing and selling pharmaceutical or medical device products for treatment of diseases in all of the various disease indications in which we or our current or possible future collaborators are focused.

Some of these entities already have competitive products on the market or product candidates in clinical trials or in more advanced preclinical studies than we do. Many of these entities also have substantially greater research, development, manufacturing and marketing resources and experience than us.

For example, Iclusig currently competes with existing CML therapies. In addition, we are conducting clinical trials and plan to seek regulatory approval of Iclusig for the treatment of newly diagnosed CML patients and of patients who have had a suboptimal response or who have failed to respond to prior TKI therapy. If we are able to successfully develop and obtain approval of Iclusig for these CML patients, we would compete with existing CML therapies.

Competing drugs or technologies may render some or all of our products or future products noncompetitive or obsolete, and we may not be able to make the enhancements to our products necessary to compete successfully with newly emerging drug products. Competing products on the market or in development may also lead us and our collaborators to revise or cease development of our product candidates in one or more indications for commercial reasons, even where clinical data may be promising. If we are unable to successfully compete in our chosen markets, we will not become profitable.

In order to execute our business plan and achieve the full commercial potential of Iclusig, we intend to seek regulatory approval to commercialize Iclusig outside of the United States and to seek approval of additional therapeutic indications and lines of therapy.

Based on sales of existing TKIs for the treatment of CML, we believe that there are significant commercial opportunities for the use of Iclusig globally in additional therapeutic indications and in additional lines of therapy, and we are actively pursuing these opportunities. In August 2012, we filed for marketing approval of ponatinib with the EMA for patients with CML and Ph+ ALL who have become resistant or intolerant to prior TKI therapy, and we currently anticipate approval in the third quarter of 2013. In August 2012, we also initiated a multicenter Phase 1/2 clinical trial in Japan of Iclusig in Japanese patients with CML who have failed treatment with dasatinib or nilotinib or who have Ph+ ALL and have failed prior treatment with TKIs. We expect that this trial should provide the incremental data needed to initiate pivotal trials to obtain regulatory approval of Iclusig in resistant or intolerant patients in Japan. In July 2012, we initiated a randomized Phase 3 clinical trial of ponatinib, referred to as the EPIC trial, in adult patients with newly diagnosed CML in the chronic phase. The trial is designed to provide definitive clinical data to support regulatory approval of ponatinib in patients who have not previously received treatment for CML. In January 2013, we announced an agreement with Newcastle University, U.K., on behalf of the U.K. National Cancer Research Institute CML Working Group, to collaborate on a multicenter, randomized Phase 3 trial, named SPIRIT 3, to assess the impact of switching patients with CML being treated with a first-line TKI, upon suboptimal response or treatment failure, to Iclusig. We also plan to initiate additional clinical trials of Iclusig in other indications as we continue development of this product candidate.

If we are not successful in obtaining regulatory approval of ponatinib in Europe or Japan or for other indications and additional lines of therapy, the market price of our common stock could decline and our business and financial condition could be materially harmed.

We may not succeed in developing expanded or additional marketable products, receiving regulatory approval or generating product revenues.

In addition to the successful commercialization of Iclusig, our success is also dependent on our ability to successfully complete development and obtain marketing approval for AP26113 and our other product candidates.

As with all scientific endeavors, we face much trial and error, and we and our collaborators may fail at numerous stages along the way, which could prevent us and our collaborators from successfully developing, obtaining approval for and marketing our drug candidates. Factors that could affect the timing and the ability to obtain regulatory approval and to achieve market acceptance and gain market share for Iclusig, AP26113 and any other product candidate include, among others, product formulation, dose, dosage regimen, the ability to obtain timely and sufficient patient enrollment in clinical trials, the risk of occurrence of adverse events and other side effects in patients participating in clinical trials, the attainment of clinical data that is sufficient to support regulatory approval, the ability to manufacture sufficient quantities of product candidates at commercially reasonable costs, the ability to fund commercial development and to build or access a sales force in the marketplace, the ability to successfully differentiate product candidates from competitive products such as nilotinib, dasatinib, bosutinib and omacetaxine mepesuccinate, the ability to educate physicians and build awareness about our product candidates, and the ability to sell, market and distribute such product candidates.

We may not receive regulatory approvals within the timeframes we anticipate, or at all, and ultimately we may not succeed in developing or commercializing additional products which will generate revenues for our company. If we are not successful in developing our product candidates and marketing any approved products, our business and financial condition could be materially harmed.

Positive results from earlier stage clinical trials may not be replicated in later-stage clinical trials, or regulatory authorities may conclude that clinical data from later-stage clinical trials is not sufficient to support approval.

A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in earlier-stage development. Accordingly, the results to date from preclinical studies and clinical trials for Iclusig and AP26113 may not be predictive of the results to be obtained from ongoing or future clinical trials. In addition, regulatory authorities may conclude that data generated from later-stage clinical trials are not sufficient to support approval. For example, although we were able to file an NDA and obtain regulatory approval for Iclusig on the basis of data from our pivotal Phase 2 PACE trial without conducting a Phase 3 trial, and we believe that a similar regulatory approval pathway could exist for AP26113, we may be required to conduct more clinical trials for AP26113 than we currently expect. If positive results from earlier stage trials are not replicated in later-stage trials, or we or our collaborators are required to conduct additional clinical trials or other testing of our product candidates beyond those currently contemplated, we or our collaborators may be delayed in obtaining, or may not be able to obtain, marketing approval for these product candidates, and we may lose the opportunity to generate product revenues or to earn additional development or regulatory milestones or royalties. Furthermore, potential competitive commercial factors may influence future decisions and directions by us or our collaborators on which clinical indications to pursue and when.

Risks relating to our financial position and capital requirements

We have incurred significant losses to date and may never be profitable.

Although we had net income in 2010 of $85.2 million, primarily attributable to our license agreement with Merck, we have incurred significant losses since our formation in 1991, and had an accumulated deficit of $717.4 million at September 30, 2012. Our losses have resulted principally from costs incurred in research and development of our product candidates, including clinical development of Iclusig, AP26113 and ridaforolimus (prior to our license with Merck), and from general and administrative costs, including costs incurred to prosecute and protect our intellectual property. In addition, we have incurred significant expenses in building a commercial organization to market, sell and distribute our products upon regulatory approval in the United States, Europe and other select markets, worldwide. It is likely that we will incur significant operating losses for the foreseeable future, as we continue our research and development activities and continue to build a sales and marketing organization to market Iclusig and in anticipation of obtaining regulatory approval to market additional product candidates, which approval may never occur. If our losses continue and we and our existing collaborators or potential future collaborators are unable to successfully develop, commercialize, manufacture and market Iclusig and any other approved product candidates and/or we are unable to enter into additional collaboration agreements or licenses for our intellectual property, we may never generate sufficient revenues to achieve profitability. Even if we and our collaborators are able to commercialize products and we are able to enter into collaboration agreements or licenses in the future, we may never generate sufficient revenues to have profitable operations.

Insufficient funding may jeopardize our research and development programs and may require us to reduce our operations or prevent commercialization of our products and technologies.

We have funded our operations to date through sales of equity securities, the incurrence of debt from commercial lenders, the receipt of upfront and milestone payments from Merck since July 2007, and, to a limited extent, other operating revenues. Most of our operating revenue to date has been generated through previous collaborative research and development agreements and existing licenses.

As of September 30, 2012, we had cash, cash equivalents and marketable securities totaling $206.7 million. We expect that our cash, cash equivalents and marketable securities as of September 30, 2012 and the anticipated net proceeds from our common stock offering in January 2013 will be sufficient to fund our operations for at least the next 18 months. We will, however, require substantial additional funding for our research and development programs (including pre-clinical development and clinical trials), for the pursuit of regulatory approvals and for establishing or accessing manufacturing, marketing and sales capabilities related to Iclusig and any other approved products. We will also require funding for our operating expenses (including intellectual property protection and enforcement) as well as capital expenditures to maintain and improve our facilities, equipment and systems and provide for growth and expansion of our business.

We may from time to time access funding by issuing common stock or other securities in private placements or public offerings. We are currently a “well-known seasoned issuer” pursuant to rules of the U.S. Securities and Exchange Commission, or SEC, and have an active registration statement that allows us to sell additional shares of our common stock and other securities. We may also from time to time seek additional funding from technology licensing, or the issuance of debt or other structured funding alternatives. However, such additional funding may not be available at all, or on terms acceptable to us.

If we are not able to secure the significant funding which is required to maintain our operations or continue to fund current or future research and development programs at their current levels or at levels that may be required in the future, we may be required to reduce our operations or to delay, scale back, eliminate or terminate clinical trials for one or more of our product candidates. In addition, we may be required to enter into licenses, settlements or other arrangements with third parties on terms that may be unfavorable to us or to sell, license or relinquish rights to develop or commercialize our product candidates, approved products, technologies or intellectual property.

Raising additional capital by issuing securities or through collaboration and licensing arrangements may cause dilution to existing stockholders, restrict our operations or require us to relinquish proprietary rights.

We may seek to raise the additional capital necessary to fund our operations through public or private equity offerings, debt financings, and collaboration and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, our stockholders’ ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect our stockholders’ rights or, in the case of debt securities, require us to pay interest that would reduce our cash flows from operations or comply with certain covenants that could restrict our operations. If we raise additional funds through collaboration and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

Forecasting sales of Iclusig may be difficult and revenue recognition may be deferred. If our revenue projections are inaccurate or revenue is deferred and our business forecasting and planning decisions are not reflected in our actual results, our business may be harmed and our future prospects may be adversely affected.

Iclusig may not be adopted rapidly, or at all, by physicians. Factors that can affect the rate of adoption and that can increase the difficulty of forecasting sales include the following:

•	physician and patient unfamiliarity with Iclusig;

•	cautionary prescribing behavior due to concerns regarding the safety and risk-benefit of Iclusig;

•	cautionary prescribing behavior due to lack of reimbursement history for Iclusig;

•	confusion and questions relating to the label;

•	difficulty in identifying appropriate patients for treatment with Iclusig;

•	the cost and availability of reimbursement for the product;

•	other aspects of physician education;

•	treatment guidelines issued by government and non-government agencies;

•	types of cancer for which the product is approved;

•	timing of market entry relative to competitive products;

•	availability of alternative therapies;

•	price of our product relative to alternative therapies, including generic versions of our products, or generic versions of innovative products that compete with our products;

•	patients’ reliance on patient assistance programs, under which we provide free drug;

•	rates of returns and rebates;

•	uncertainty of launch trajectory;

•	the ability of our third-party manufacturers to manufacture and deliver Iclusig in commercially sufficient quantities;

•	extent of marketing efforts by us and any third-party distributors or agents retained by us; and

•	side effects or unfavorable publicity concerning our products or similar products.

The extent to which any of these or other factors individually or in the aggregate may impact future sales of Iclusig is uncertain and difficult to predict. Our management must make forecasting decisions regarding future revenue in the course of business planning despite this uncertainty, and actual results of operations may deviate materially from projected results. This may lead to inefficiencies and increased difficulties in operational planning. If our revenues from Iclusig sales are lower than we anticipate or revenue is deferred, we will incur costs in the short term that will result in losses that are unavoidable. A shortfall in our revenue would have a direct impact on our cash flow and on our business generally. In addition, fluctuations in our quarterly results can adversely and significantly affect the market price of our common stock.

Our financial results depend on management’s selection of accounting methods and certain assumptions and estimates.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with generally accepted accounting principles and reflect management’s judgment of the most appropriate manner to report our financial condition and results. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which may be reasonable under the circumstances, yet may result in our reporting materially different results than would have been reported under a different alternative.

Certain accounting policies are critical to the presentation of our financial condition and results of operations. The preparation of our financial statements requires us to make significant estimates, assumptions and judgments that affect the amounts of assets, liabilities, revenues and expenses and related disclosures. Significant estimates that may be made by us include assumptions used in the determination of revenue recognition, fair value measurement of tangible and intangible assets, research and development expenses and stock-based compensation. Although we base our estimates and judgments on historical experience, our interpretation of existing accounting literature and on various other assumptions that we believe to be reasonable under the circumstances, if our assumptions prove to be materially incorrect, actual results may differ materially from these estimates.

Significant additional losses or insufficient funding may cause us to default on certain covenants of our loan documents.

At September 30, 2012, we had $11.6 million outstanding under a term loan agreement with a bank. Pursuant to this loan agreement, we are required to maintain certain financial and non-financial covenants, including minimum cash, cash equivalents and investments of $15 million, a default of any of which would allow the bank to demand payment of its loan. We currently have sufficient liquidity to fund payment of this loan if demand for payment were made. However, if we do not receive sufficient revenues from our collaborations and licenses or from any sales of our products, or if we are unable to raise adequate financing to fund continuing operations or otherwise to refinance our loan, we may not be able to maintain compliance with loan covenants, may be required to pay off the loan and may be required to reduce our spending on operations.

Risks relating to our reliance on third parties

We depend on third-party manufacturers, including sole source suppliers, to manufacture Iclusig and our product candidates and the materials we require for our clinical trials. We may not be able to maintain these relationships and could experience supply disruptions outside of our control.

We rely on a network of third-party manufacturers to manufacture and supply Iclusig for commercial sale and post-approval clinical trials, and our drug candidates for clinical trials and any commercial sales if they are approved. As a result of our reliance on these third-party manufacturers and suppliers, including sole source suppliers of certain components of Iclusig and our product candidates, we could be subject to significant supply disruptions. Our supply chain for sourcing raw materials and manufacturing drug product ready for distribution is a multi-step endeavor. Third-party contract manufacturers supply us with raw materials, and contract manufacturers in the United States convert these raw materials into drug substance and convert the drug substance into final dosage form. Establishing and managing this supply chain requires a significant financial commitment and the creation and maintenance of numerous third-party contractual relationships. Although we attempt to effectively manage the business relationships with companies in our supply chain, we do not have control over their operations.

We require a supply of Iclusig for sale in the United States, and we will require a supply of Iclusig for sale in international markets if we obtain marketing approvals outside of the United States. We currently rely, and expect to continue to rely, on sole source third-party manufacturers to produce starting materials, drug substance, and final drug product, and to package and label Iclusig and our product candidates. While we have identified and expect to qualify and engage back-up third party manufacturers as additional or alternative suppliers for the commercial supply of Iclusig, we currently do not have such arrangements in place. Moreover, some of these alternative manufacturers will have to be approved by the FDA before we can use them for manufacturing Iclusig. It is also possible that supplies of materials that cannot be second-sourced can be managed with inventory planning. There can be no assurance, however, that failure of any of our original sole source third party manufacturers to meet our commercial demands for Iclusig in a timely manner, or our failure to engage qualified additional or back-up suppliers for the commercial supply of Iclusig, would not have a material adverse effect on commercialization of Iclusig and our business.

Supply disruptions may result from a number of factors, including shortages in product raw materials, labor or technical difficulties, regulatory inspections or restrictions, shipping or customs delays or any other performance failure by any third-party manufacturer on which we rely. Any supply disruptions could disrupt sales of Iclusig and/or the timing of our clinical trials, which could have a material adverse impact on our business. Furthermore, we may be required to modify our production methods to permit us to economically manufacture our drugs for sale and our drug candidates for clinical trials. These modifications may require us to re-evaluate our resources and the resources of our third-party manufacturers, which could result in abrupt changes in our production methods and supplies.

In the course of providing its services, a contract manufacturer may develop process technology related to the manufacture of our products or drug candidates that the manufacturer owns, either independently or jointly with us. This would increase our reliance on that manufacturer or require us to obtain a license from that manufacturer in order to have Iclusig or our drug candidates manufactured by other suppliers utilizing the same process.

The failure of our third party manufacturers to meet our commercial demands for Iclusig in a timely manner, or our failure to engage qualified additional or back-up suppliers for the commercial supply of Iclusig, would have a material adverse effect on our business, results of operations and financial position.

We rely on a network of specialty pharmacies and distributors for Iclusig.

A specialty pharmacy is a pharmacy that specializes in the dispensing of medications for complex or chronic conditions, which often require a high level of patient education and ongoing management. The use of specialty pharmacies and distributors involves certain risks, including, but not limited to, risks that these specialty pharmacies and distributors will:

•	not provide us accurate or timely information regarding their inventories, the number of patients who are using our products or complaints about our products;

•	reduce their efforts or discontinue to sell or support or otherwise not effectively sell or support our products;

•	not devote the resources necessary to sell our products in the volumes and within the time frames that we expect;

•	be unable to satisfy financial obligations to us or others; or

•	cease operations.

We have limited experience in conducting clinical trials and are dependent upon the ability of third parties, including contract research organizations, collaborative academic groups, clinical trial sites and investigators, to conduct or to assist us in conducting clinical trials for our product candidates.

Notwithstanding our successful development of Iclusig to date, we have limited experience compared to many other biopharmaceutical companies in designing, initiating, conducting and monitoring the clinical trials necessary to obtain regulatory approval of our product candidates. We are currently conducting clinical trials of Iclusig and of

AP26113. We are dependent upon our ability and/or the ability of our collaborators, licensees, contract research organizations, clinical trial sites and investigators to successfully design, initiate, conduct and monitor clinical trials. Failure by us or any of these parties to timely and effectively initiate, conduct and monitor our clinical trials could significantly delay or materially impair our ability to complete clinical trials and/or obtain regulatory approval of our product candidates and, consequently, could delay or materially impair our ability to generate revenues from them.

Because we have licensed ridaforolimus to Merck, we have no control over its development and commercialization.

We have entered into a license agreement with Merck for the development and commercialization of ridaforolimus. Among other provisions, Merck is responsible for the development of ridaforolimus in multiple oncology indications. There can be no assurance that Merck will satisfy its obligations to develop ridaforolimus in multiple oncology indications or that it will be successful in developing and commercializing ridaforolimus. Merck’s failure to devote sufficient financial and other resources to the development plan may delay the clinical development of ridaforolimus, which could lead to the delay in payment of clinical and regulatory milestones under our agreements and may delay eventual commercialization of a product candidate and any royalties we could receive on commercial sales. If Merck is not able to develop ridaforolimus successfully in one or more oncology indications, we will not receive any additional clinical and regulatory milestones or receive any royalties under the license agreement.

If any collaborator or licensee terminates its agreement with us or fails to perform its obligations under its agreement with us, or fails to comply with applicable law, the development and commercialization of our product candidates could be delayed or terminated.

Our current or future collaborations and licenses may not result in product candidates that are scientifically or commercially successful or result in the development or commercialization of any product candidates. In addition, disputes may arise in the future with respect to the ownership of rights to technology or product candidates developed with collaborators and licensees, which could have an adverse effect on our ability to develop and commercialize any affected product candidate.

Our current collaboration and license agreements allow, and we expect that any future collaborations and licenses will allow, either party to terminate the agreement for specified material breaches by the other party. If a collaborator or licensee terminates its agreement with us, for breach or otherwise, it may be difficult for us to attract new collaborators or licensees and could adversely affect how we are perceived in the business and financial communities. In addition, a collaborator or licensee could determine that it is in its financial interest to:

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pursue alternative technologies or develop alternative products, either on its own or jointly with others, that may be competitive with the products on which it is collaborating with us or has licensed from us, which could affect its commitment to us;

•	pursue higher-priority programs or change the focus of its development programs, which could affect the collaborator’s or licensee’s commitment to us; or

•	choose to devote fewer resources to the marketing of our product candidates, if any are approved for marketing, than it does for product candidates of its own development.

If any of these events occur, the development and commercialization of one or more of our product candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own.

Risks relating to our intellectual property

If our patents do not protect Iclusig or our product candidates, our exclusive commercial rights in the product or product candidate could be compromised, and if any of our approved drugs or product candidates infringe third-party patents, we could be subject to litigation and substantial liabilities.

We have numerous issued patents and patent applications pending in the United States, as well as counterparts in other countries. Our success will depend, in significant part, on our ability to obtain and maintain United States and foreign patent protection for Iclusig and our product candidates, their manufacture and uses; to preserve our trade secrets; and to operate without infringing the proprietary rights of third parties. In particular, we believe that composition-of-matter claims are the most significant patent claims for companies in our segment of the pharmaceutical industry that focus on small molecule drug candidates that are new chemical compounds. While we have patents or patent applications with composition-of-matter claims for Iclusig and each of our product candidates, only a portion of these patents have been granted to date. We cannot be certain that any patents will issue from our patent applications or, even if patents issue or have issued, that the issued claims will provide us with any significant protection against competitive products or otherwise be valuable commercially.

Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, our ability to maintain, obtain and enforce patents is uncertain and involves complex legal and factual questions. U.S. and foreign patent applications typically are maintained in confidence for a period of time after they initially are filed with the applicable patent office. Similarly, publication of discoveries in the scientific literature often lag behind actual discoveries. Consequently, we cannot be certain that we or our licensors were the first to invent, or the first to file patent applications covering Iclusig, our product candidates or their manufacture or use.

Third parties, including a number of our competitors, have developed competing and/or complementary technologies upon which patent applications have been filed and patents have been granted. These third-party technologies concern in part compounds, compositions, methods of use and production of such compounds and compositions, targets, genes and gene mutations, and the use of such targets, genes and gene mutations to identify drug candidates and develop companion diagnostic methods and corresponding kits. Third party intellectual property protecting such technologies that are related to our business may cover or conflict with our patent applications, technologies or product candidates as well as those of complementary businesses which our business relies upon. Such conflicts could limit the scope of the patents that we may be able to obtain or may result in the denial of our patent applications. If a third party were to obtain intellectual property protection for any of the foregoing, we may be required to challenge such protection, terminate or modify our programs impacted by such protection or obtain licenses from such third parties, which might not be available on acceptable terms. Also, if a third party were to introduce a product into the market which we believe infringes our patents, we may be required to enforce our patent rights or seek to obtain an injunction or other relief, which could be time-consuming and expensive.

Our patents may be challenged by third parties, in connection with a third party’s Abbreviated New Drug Application, or ANDA, or otherwise, resulting in the patent being deemed invalid, unenforceable or narrowed in scope, which could compromise the scope or duration of our exclusive rights in the relevant product. An ANDA can be filed as early as four years after FDA approval of a drug. Other challenges to a patent may be mounted without regard to the date of an FDA approval. Also, our pending patent applications may not issue, and we may not receive any additional patents. Our patents as issued or as subsequently limited by any litigation might not contain claims that are sufficiently broad to prevent others from circumventing our patent protection and utilizing our technologies. For instance, the issued patents relating to Iclusig and our product candidates may be limited to a particular molecule or molecules and may not cover similar molecules that have similar clinical properties. Consequently, our competitors may independently develop competing products that do not infringe our patents or other intellectual property.

The laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as in the United States and other companies have encountered significant difficulties in protecting and defending such rights in foreign jurisdictions. If we encounter such difficulties or are otherwise precluded from effectively protecting our intellectual property rights in foreign jurisdictions, our business could be substantially harmed.

Because of the extensive time required for development, testing and regulatory review of a drug candidate, it is possible that, before any of our drug candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization of our drug candidates, thereby reducing any advantages of the patent. To the extent our approved drugs or drug candidates are not commercialized significantly ahead of the expiration date of any applicable patent, or to the extent we have no other patent protection on such approved drugs or drug candidates, those drugs and drug candidates would not be protected by patents, and we would then need to rely solely on other types of exclusivity, such as orphan drug exclusivity and other types of regulatory exclusivity available under the Food, Drug and Cosmetic Act.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.

In addition to seeking patents for some of our technology and products, we also rely on trade secrets, including unpatented know-how, technology, and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties that have access to them, such as our employees, collaborators, outside scientific collaborators, sponsored researchers, contract manufacturers, consultants, advisors and other third parties. We also have entered into confidentiality and invention or patent assignment agreements with our employees and our consultants. Any of these parties may breach the agreements and disclose our proprietary information, and we may not have adequate remedies for any such breach. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them from using that technology or information to compete with us. If any our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position could be harmed.

Risks relating to our operations

If we fail to manage our growth effectively, our business may suffer.

The number of our employees increased by approximately 100% in 2012, and we expect to experience additional growth in 2013. We have built out the commercial organization that is responsible for the commercial launch of Iclusig in the United States and are building out our sales capabilities in Europe to prepare for the commercial launch of Iclusig there if it receives marketing approval. However, we have no prior experience in launching a drug product, and we may experience delays or other difficulties in commencing and conducting sales and marketing activities for Iclusig, including implementing required internal controls and procedures, that would negatively impact our commercialization efforts. In addition, because our drug discovery and development activities are highly technical in nature, we require the services of highly qualified and trained scientists who have the skills necessary to conduct these activities. We need to attract and retain employees with experience in these fields. We face intense competition for our personnel from our competitors, our collaborators and other companies throughout our industry. Moreover, the growth of local biotechnology companies and the expansion of major pharmaceutical companies into the Cambridge area have increased competition for the available pool of skilled employees, especially in technical fields, and the high cost of living in the Cambridge area makes it difficult to attract employees from other parts of the country to these areas. Any inability to manage growth could delay the implementation of our business plans or disrupt our operations. For example, on January 4, 2013, we entered into a new lease to move our corporate headquarters and laboratory facilities to two buildings to be constructed by the landlord at 75 Binney Street and 125 Binney Street in Cambridge, Massachusetts, which will be known as the Alexandria Center at Kendall Square. We intend to move to the new buildings once they are completed, which is currently expected to occur in early 2015. Our ability to commercialize Iclusig and achieve our research and development objectives depends on our ability to respond effectively to these demands and expand our internal organization to accommodate additional anticipated growth. If we are unable to hire qualified personnel or manage our growth effectively, there could be a material adverse effect on our business.

Our business has a substantial risk of product liability claims. If we are unable to obtain appropriate levels of insurance, product liability claims could adversely affect our business.

Our business exposes us to potential product liability risks inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. Prior to obtaining regulatory approval to market our products, we or our collaborators are required to test such products in human clinical trials at health care institutions pursuant to agreements which indemnify such institutions in case of harm caused to patients by our products. We may not be able to avoid significant product liability exposure resulting from use of our products. We have product liability insurance and clinical trial insurance in amounts that we believe are adequate to cover this risk. However, our insurance may not provide adequate coverage against potential liabilities. If a claim is brought against us, we might be required to pay legal and other expenses to defend the claim, as well as pay uncovered damages awards resulting from a claim brought successfully against us and these damages could be significant and have a material adverse effect on our financial condition. Furthermore, whether or not we are ultimately successful in defending any such claims, we might be required to direct significant financial and managerial resources to such defense, and adverse publicity is likely to result.

Risks associated with operating in foreign countries could materially adversely affect our business.

We have expanded our operations in Europe in order to market Iclusig internationally, if approved. In addition, we have manufacturing, collaborative and clinical trial relationships outside the United States. Consequently, we are, and will continue to be, subject to risks related to operating in foreign countries. Risks associated with conducting operations in foreign countries include:

•	differing regulatory requirements for drug approvals and regulation of approved drugs in foreign countries;

•	changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses or reduced revenues, and other obligations incident to doing business or operating in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geo-political actions, including war and terrorism.

These and other risks associated with our international operations could materially adversely affect our business.

In addition, our international operations are subject to regulation under United States law. For example, the Foreign Corrupt Practices Act prohibits United States companies and their representatives from offering, promising, authorizing or making payments to foreign officials for the purpose of obtaining or retaining business abroad. In many countries, the health care professionals we regularly interact with may meet the definition of a foreign government official for purposes of the Foreign Corrupt Practices Act. We also are subject to import/export control laws. Failure to comply with domestic or foreign laws could result in various adverse consequences, including the possible delay in approval or refusal to approve a product, recalls, seizures, withdrawal of an approved product from the market, the imposition of civil or criminal sanctions, the prosecution of executives overseeing our international operations and corresponding adverse publicity and negative perception of our company in foreign countries.

The loss of key members of our scientific and management staff could delay and may prevent the achievement of our research, development and business objectives.

We are substantially dependent on our key officers and members of our staff responsible for areas such as drug development, clinical trials, regulatory affairs, drug discovery, manufacturing, commercial operations, business development and intellectual property protection and licensing. As we continue to expand our capabilities in connection with the launch of Iclusig and in anticipation of the possible launch of any additional commercial products, a loss of key personnel or a failure to properly integrate new personnel could be disruptive. While we have entered into employment agreements with all of our executive officers, these officers may terminate their employment with us at any time. The value to employees of stock-related benefits that vest over time, such as options and restricted stock units, will be significantly affected by movements in our stock price that we cannot control, and may at any point in time be insufficient to counteract more lucrative offers from other companies. The loss of, and failure to promptly replace, any member of our management team could significantly delay and may prevent the achievement of our research, development and business objectives.

If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

Our research and development efforts involve the controlled use of hazardous materials, chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by state, federal and foreign regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We also are subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Although we maintain workers’ compensation insurance to cover us for costs we may incur due to injuries to our employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. We maintain insurance to cover pollution conditions or other extraordinary or unanticipated events relating to our use and disposal of hazardous materials that we believe is appropriate based on the small amount of hazardous materials we generate. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

A breakdown or breach of our information technology systems could subject us to liability or interrupt the operation of our business.

We rely upon our information technology systems and infrastructure for our business. The size and complexity of our computer systems make them potentially vulnerable to breakdown, malicious intrusion and random attack. Likewise, data privacy breaches by employees and others who access our systems may pose a risk that sensitive data may be exposed to unauthorized persons or to the public. There can be no assurance that our management or diligence efforts will prevent breakdowns or breaches in our systems that could adversely affect our business.

Risks relating to regulatory approvals, pricing and reimbursement

Clinical trials for our product candidates are expensive and time consuming, may take longer than we expect or may not be completed at all, and their outcome is uncertain.

We and our collaborators are currently conducting multiple clinical trials for our clinical product candidates, and we and our collaborators expect to commence additional trials of Iclusig and our product candidates in the future. Each of our clinical trials requires the investment of substantial expense and time and the timing of the commencement, continuation and completion of these clinical trials may be subject to significant delays attributable to various causes, including scheduling conflicts with participating clinicians and clinical institutions, difficulties in identifying and enrolling patients who meet trial eligibility criteria, failure of patients to complete the clinical trial, delay in or failure to obtain IRB approval to conduct a clinical trial at a prospective site, and shortages of available drug supply. Patient enrollment is a function of many factors, including the size of the target patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the existence of competing clinical trials and the availability of alternative established or investigational treatments.

We depend on medical institutions and clinical research organizations, or CROs, to conduct our clinical trials in compliance with FDA and other applicable requirements and guidelines, often referred to as Good Clinical Practices, and to the extent they fail to enroll patients for our clinical trials, are delayed for a significant time in achieving full enrollment, or fail to follow proper procedures, we may be affected by increased costs, program delays or both, which may harm our business. In addition, we conduct clinical trials in foreign countries which may subject us to further delays and expenses as a result of increased drug shipment costs, additional regulatory requirements and the need to engage foreign CROs, as well as expose us to risks associated with less experienced clinical investigators who are unknown to the FDA, different standards of medical care, and fluctuating foreign currency exchange rates.

Clinical trials must be conducted in accordance with Good Clinical Practices and are subject to oversight by the FDA, other foreign governmental agencies and IRBs at the medical institutions where the clinical trials are conducted. In addition, clinical trials must be conducted with product candidates produced under current Good Manufacturing Practices, or cGMP, conditions. We, the FDA or other foreign governmental agencies could delay, suspend or halt our clinical trials of a product candidate for numerous reasons, including:

•	deficiencies in the conduct of the clinical trial, including failure to conduct the clinical trial in accordance with regulatory requirements or clinical protocols;

•	the product candidate may have unforeseen adverse side effects, including fatalities, or a determination may be made that a clinical trial presents unacceptable health risks;

•	the time required to determine whether the product candidate is effective may be longer than expected;

•	the product candidate may not be more effective than current therapies;

•	the quality or stability of the product candidate may fall below acceptable standards;

•	our inability to produce or obtain sufficient quantities of the product candidate to complete the trials;

•	our inability to obtain IRB approval to conduct a clinical trial at a prospective site;

•

lack of adequate funding to continue the clinical trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional trials and studies and increased expenses associated with the services of our CROs and other third parties;

•	our inability to recruit and enroll patients to participate in clinical trials for reasons including competition from other clinical trial programs for the same or similar indications; or

•

our inability to retain patients who have initiated a clinical trial but may be prone to withdraw due to side effects from the therapy, lack of efficacy or personal issues, or who are lost to further follow-up.

In addition, clinical trial results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. Negative or inconclusive results or adverse medical events, including patient fatalities that may be attributable to our product candidates, during a clinical trial could cause it to be redone or terminated. Further, some of our clinical trials may be overseen by an independent data monitoring committee, or DMC, and a DMC may recommend a delay or suspension in one or more of these trials due to safety or futility findings based on events occurring during a clinical trial.

If clinical trials of any of our product candidates fail, we or our collaborators may not be able to obtain marketing approval for the product candidate that is the subject of the failed clinical trials. The FDA and foreign regulatory agencies could also require additional clinical trials before or after granting of marketing approval for any products, which could result in increased costs and significant delays in the development and commercialization of such products and could result in the withdrawal of such products from the market after initially obtaining marketing approval. Our failure, or the failure of our collaborators, to adequately demonstrate the safety and efficacy of a product candidate in clinical development could delay or prevent obtaining marketing approval of the product candidate and, after obtaining marketing approval, data from post-approval studies could result in the product being withdrawn from the market, either of which would likely have a material adverse effect on our business.

We may not be able to obtain government regulatory approval to market our product candidates.

Other than Iclusig, which has been approved in the United States for the treatment of adult patients with chronic, accelerated or blast phase CML who are resistant or intolerant to prior TKI therapy and the treatment of adult patients with Ph+ ALL who are resistant or intolerant to prior TKI therapy, none of our product candidates has been approved for commercialization in any country. Prior to commercialization, each product candidate will be subject to an extensive and lengthy review process in the United States and in other countries. We or our collaborators may not be able to obtain regulatory approval for any product candidates, or even if approval is obtained, the labeling for such products may place restrictions on their use that could materially impact the marketability and profitability of those products. Satisfaction of regulatory requirements, which includes satisfying the FDA and foreign regulatory authorities that the product is both safe and effective for its intended uses, typically takes several years or more depending upon the type, complexity, novelty and safety profile of the product and requires the expenditure of substantial resources. Uncertainty with respect to meeting the regulatory requirements governing our product candidates may result in excessive costs or extensive delays in the regulatory review process.

We will not be able to sell our product candidates if we or our third-party manufacturers fail to comply with current good manufacturing practice requirements.

Before approving any of our product candidates, the FDA will inspect the facility or facilities at which the drug product is manufactured and will not approve the drug candidate unless it is satisfied with our or our third-party manufacturer’s compliance with cGMPs. The manufacturing of our product candidates must comply with cGMP requirements of the FDA and similar requirements of regulatory agencies in other countries. These requirements govern, among other things, manufacturing, quality control and documentation procedures. We, or any third-party manufacturer of our product candidates, may not be able to comply with these requirements, which would prevent us from obtaining approval for commercialization of our products. Material changes to the manufacturing processes or a change in manufacturer of products after approvals have been granted are also subject to review and approval by the FDA or other regulatory agencies. Following approval, such facilities are subject to continuing FDA and foreign regulatory requirements including inspections and failure to comply with cGMPs or similar regulations could result in regulatory action including market withdrawals and recalls.

Iclusig and each of our product candidates will remain subject to ongoing regulatory review even if they receive marketing approval. If we or our collaborators or contractors fail to comply with applicable regulations, we or they may be subject to enforcement action that could adversely affect us.

We and our collaborators and contractors will continue to be subject to extensive regulation by the FDA and other regulatory authorities even after our product candidates are approved. We and our collaborators and contractors will continue to be subject to FDA requirements governing, among other things the manufacture, packaging, sale, promotion, adverse event reporting, storage and recordkeeping of our approved products. The Commissioner of the FDA has put FDA-regulated entities on notice that they should expect to see more enforcement actions in all areas regulated by the FDA. Although we have not received any notice that we are the subject of any investigations or enforcement actions, it is possible that we may be in the future and that could have a material adverse effect on our business. We or any applicable collaborator of ours may be slow to adapt, or may never adapt, to changes in existing regulatory requirements or adoption of new regulatory requirements.

If we or any applicable collaborator of ours fails to comply with the requirements of the FDA and other U.S. or foreign governmental or regulatory authorities with jurisdiction over our products or operations or previously unknown problems with our products, manufacturers or manufacturing processes are discovered, we or our collaborator could be subject to administrative or judicially imposed sanctions, including warning letters; civil or criminal penalties; fines; injunctions; product seizures or detentions; import bans; voluntary or mandatory product recalls; suspension or withdrawal of regulatory approvals; total or partial suspension of production; and refusal to approve pending applications for marketing approval of new drugs or supplements to approved applications.

Government and other third-party payors seek to contain costs of health care through legislative and other means. If they fail to provide coverage and adequate reimbursement rates for our products, our revenues will be harmed.

In both domestic and foreign markets, sales of products depend in part upon the availability of reimbursement from third-party payors. Third-party payors include government health programs such as Medicare and Medicaid, managed care providers, and private health insurers. Governments and other third-party payors continually try to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing of pharmaceutical products is subject to governmental control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental control. The Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the Affordable Care Act or ACA) will require discounts under the Medicare drug benefit program and increases the rebates paid by pharmaceutical companies on drugs covered by Medicaid. In addition, the

ACA imposes an annual fee, which will increase annually, on sales by branded pharmaceutical manufacturers. The financial impact of these discounts, increased rebates and fees and the other provisions of the ACA on our business is unclear, and there can be no assurance that our business will not be materially harmed by future implementation of the ACA.

In addition, third-party payors are increasingly attempting to contain health care costs by demanding price discounts or rebates and limiting both the types and variety of drugs that they will cover and the amounts that they will pay for drugs. As a result, they may not cover or provide adequate payment for our products. We may have to conduct post-marketing studies in order to demonstrate the cost-effectiveness of Iclusig or any other future drugs to such payors’ satisfaction.

Such studies might require us to commit a significant amount of management’s time and financial and other resources. Our products might not ultimately be considered cost-effective. Adequate third-party reimbursement might not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on payments allowed for lower-cost products that already are reimbursed, may be incorporated into existing payments for other products or services, and may reflect budgetary constraints and/or imperfections in Medicare or Medicaid data used to calculate these rates. Net prices for products are often reduced by mandatory discounts or rebates required by government health care programs or by privately-negotiated discounts. Moreover, the United States federal government, state governments and private payors frequently pursue actions against pharmaceutical companies alleging that the companies have overstated prices in order to inflate reimbursement rates. Any such action could adversely affect the pricing of and the commercial success of our products.

Any legislation or regulatory changes or relaxation of laws that restrict imports of drugs from other countries also could reduce the net price we receive for our products.

If we market any of our products in a manner that violates federal or state health care laws, including fraud and abuse laws, laws prohibiting off-label promotion, disclosure laws or other similar laws, we may be subject to civil or criminal penalties.

We are subject to health care “fraud and abuse” laws, such as the federal False Claims Act and the anti-kickback provisions of the federal Social Security Act, laws prohibiting off-label product promotion and other similar state and federal laws and regulations. While we have a corporate compliance program designed to actively identify, prevent and mitigate risk through the implementation of compliance policies and systems and the promotion of a culture of compliance, if we are found not to be in full compliance with these laws our business could be materially harmed.

The federal anti-kickback law prohibits knowingly and willfully offering, paying, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the ordering, furnishing, arranging for or recommending of an item or service that is reimbursable, in whole or in part, by a federal health care program, such as Medicare or Medicaid. The federal statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, patients, purchasers and formulary managers on the other hand, and therefore constrains our marketing practices and our various service arrangements with physicians, including physicians who make clinical decisions to use our products. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing, or recommending may be subject to scrutiny or penalty if they do not qualify for an exemption or safe harbor.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to get a false claim paid. Pharmaceutical companies have been prosecuted under these laws for a variety of alleged promotional and marketing activities, such as providing free product to customers with the expectation that the customers would bill federal programs for the product; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in promotion for uses that the FDA has not approved, known as “off-label” uses, that caused claims to be submitted to Medicaid for non-covered off-label uses; and submitting inflated “best price” information to the Medicaid Rebate Program.

Although physicians are permitted to, based on their medical judgment, prescribe products for indications other than those cleared or approved by the FDA, manufacturers are prohibited from promoting their products for such off-label uses. We market Iclusig for the treatment of adult patients with chronic, accelerated or blast phase CML who are resistant or intolerant to prior TKI therapy and adult patients with Ph+ ALL who are resistant or intolerant to prior TKI therapy, and provide promotional materials to physicians regarding the use of Iclusig in these patient populations. If the FDA determines that our promotional materials or other activities constitute off-label promotion, it could request that we modify our promotional materials or other activities or subject us to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties. It also is possible that other federal, state or foreign enforcement authorities might take action if they believe that the alleged improper promotion led to the submission and payment of claims for an off-label use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. Even if it is later determined we were not in violation of these laws, we may be faced with negative publicity, incur significant expenses defending our actions and have to divert significant management resources from other matters.

Also applicable to some of our practices is HIPAA and its implementing regulations, which created federal criminal laws that prohibit executing a scheme to defraud any health care benefit program or making false statements relating to health care matters and which also imposes certain regulatory and contractual requirements regarding the privacy, security and transmission of individually identifiable health information.

The majority of states also have statutes or regulations similar to the federal anti-kickback law and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. In addition, certain states have laws governing the privacy of certain health information, which may differ from each other in significant ways and often are not preempted by HIPAA, complicating compliance efforts. Sanctions under these federal and state laws may include civil monetary penalties, exclusion of a pharmaceutical manufacturer’s products from reimbursement under government programs and criminal fines. Even if we are not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which could harm our business.

In recent years, several states and localities, including California, the District of Columbia, Maine, Minnesota, Nevada, New Mexico, Vermont and West Virginia, have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state or make periodic public disclosures on sales, marketing, pricing, clinical trials, HCP payments and other activities. Similar legislation is being considered in other states. Additionally, as part of the ACA, the federal government has enacted the Physician Payment Sunshine provisions. The Physician Payment Sunshine provisions require pharmaceutical manufacturers to publicly report gifts and payments made to physicians and teaching hospitals. On December 14, 2011, CMS published a proposed rule and in November 2012, a final rule was sent to the Office of Management and Budget for regulatory review. Issuance of the final regulation is anticipated on or around February 25, 2013. When the final rule is issued, many of these requirements will be new and uncertain, and the penalties for failure to comply with these requirements will be significant. If we are found not to be in full compliance with these laws, we could face enforcement action, fines and other penalties, and could receive adverse publicity.

The ACA also includes various provisions designed to strengthen significantly fraud and abuse enforcement, such as increased funding for enforcement efforts and the lowering of the intent requirement of the federal anti-kickback statute and criminal health care fraud statute such that a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it.

If our past or present operations are found to be in violation of any such laws or any other governmental regulations that may apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from federal health care programs and/or the curtailment or restructuring of our operations. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are subject to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against them, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

The sales and marketing practices of our industry have been the subject of increased scrutiny from federal and state government agencies, and we believe that this trend will continue. Any action against us for violation of these laws, even if we successfully defend against them, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

Future health care reform measures could hinder or prevent commercial success of our drugs and drug candidates.

The United States federal government and other governments have shown significant interest in pursuing health care reform. Any government-adopted reform measures could adversely affect the pricing of health care products, including our approved product and/or any future product candidates approved for sale. The continuing efforts of governments, insurance companies, managed care organizations and other payors for health care products to contain or reduce health care costs may adversely affect our ability to set prices we believe are fair for our products or any drugs we may develop and commercialize.

New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, relating to health care availability, methods of delivery or payment for drugs, or sales, marketing or pricing, may limit our potential revenues, and we may need to revise our research and development or commercialization programs. The pricing and reimbursement environment may change in the future and become more challenging for any of several reasons, including policies advanced by the U.S. government, new health care legislation or fiscal challenges faced by government health administration authorities. Specifically, in the United States and some foreign jurisdictions, there have been a number of legislative and regulatory proposals and initiatives to change the health care system in ways that could affect our ability to sell products. Some of these proposed and implemented reforms could result in reduced reimbursement rates for our current or future products, which would adversely affect our business, operations and financial results. As discussed above, the recently enacted ACA may have far reaching consequences for companies like us. As a result of this new legislation, substantial changes could be made to the current system for paying for health care in the United States, including changes made in order to extend medical benefits to those who currently lack health insurance coverage. Extending coverage to a large population could substantially change the structure of the health insurance system and the methodology for reimbursement. If reimbursement for our products is substantially less than we expect in the future, or rebate obligations associated with them are substantially increased, our business could be materially and adversely affected.

Further federal and state proposals and health care reforms in and outside of the United States could limit the prices that can be charged for our products and may further limit our commercial opportunity. Our results of operations could be materially adversely affected by the ACA, by the Medicare prescription drug coverage legislation, by the possible effect of such current or future legislation on amounts that private insurers will pay and by other health care reforms that may be enacted or adopted in the future.

Risks relating to our common stock

Results of our operations, general market conditions for biotechnology stocks and other factors could result in a sudden change in the value of our stock.

As a biopharmaceutical company which has just received regulatory approval for its first drug product, we continue to experience significant volatility in the price of our common stock. In 2012, our stock price ranged from a high of $25.40 to a low of $12.26. Some of the many factors that could contribute to such volatility include:

•	our success in commercializing Iclusig;

•	announcements regarding results and timing of preclinical studies and clinical trials for our product candidates;

•	our plans for seeking marketing approval and the expected timing of any regulatory approvals of our product candidates, including approval of Iclusig outside of the United States;

•	announcements of financial results and other operating performance measures, including product revenues during the initial period after Iclusig’s commercial launch;

•	our funding resources and requirements, including announcements of new equity or debt financings;

•	evidence of the safety or efficacy of our product candidates;

•	decisions by regulatory agencies that may impact our product candidates;

•	the timing of our receipt of, or our failure to receive, future milestones under our license agreement with Merck;

•	announcements regarding existing collaborations or new collaborations or our failure to enter into collaborations;

•	announcements regarding product developments or regulatory approvals obtained by companies developing competing products;

•	announcements of technological innovations or new therapeutic product candidates;

•	developments relating to intellectual property rights, including licensing, litigation and governmental regulation;

•	healthcare or cost-containment legislation and public policy pronouncements;

•	sales of our common stock by us, our insiders or our other stockholders;

•	market conditions for biopharmaceutical stocks in general; and

•	general economic and market conditions.

The stock markets, and the markets for biotechnology stocks in particular, have experienced volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Investors may not be able to sell when they desire due to insufficient buyer demand and may realize less than, or lose all of, their investment.

Anti-takeover provisions of Delaware law and provisions in our charter and bylaws could delay, discourage or make more difficult a third-party acquisition of control of us.

Because we are a Delaware corporation, the certain provisions of Delaware law could delay, discourage or make more difficult a third-party acquisition of control of us, even if the change in control would be beneficial to stockholders or the stockholders regard it as such. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, which prohibits certain “business combination” transactions (as defined in Section 203) with an “interested stockholder” (defined in Section 203 as a 15% or greater stockholder) for a period of three years after a stockholder becomes an “interested stockholder”, unless the attaining of “interested stockholder” status or the transaction is pre-approved by our board of directors, the transaction results in the attainment of at least an 85% ownership level by an acquirer or the transaction is later approved by our board of directors and by our stockholders by at least a 66 2/3% vote of our stockholders other than the “interested stockholder”, each as specifically provided in Section 203.

In addition, because our board of directors is a classified board, as described below, Section 141(k)(1) of the DGCL provides that directors may only be removed by the stockholders and then only for “cause”. Further, Section 242(b)(1) of the DGCL provides that amendment of our certificate of incorporation requires that the amendment be determined by the board of directors to be advisable and be submitted by our board of directors to our stockholders for action by them and then approved by our stockholders holding a majority of the outstanding shares of our common stock.

Our certificate of incorporation and our bylaws, each as currently in effect, also contain certain provisions that may delay, discourage or make more difficult a third-party acquisition of control of us:

•	a classified board of directors, with three classes of directors, each serving for a staggered three-year term, such that not all members of the board of directors may be elected at one time;

•	the authorized number of directors may be changed only by resolution of the board of directors;

•	any vacancies on the board of directors may only be filled by a majority of the directors then serving, although not a quorum, and not by the stockholders;

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the ability of the board of directors to issue preferred stock that could dilute the stock ownership of a potential unsolicited acquirer and so possibly hinder an acquisition of control of us that is not approved by our board of directors, including through the use of preferred stock in connection with a shareholder rights plan which we could adopt by action of the board of directors;

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record date-setting provisions for annual and special meetings of stockholders and actions by written consent, provisions regulating the conduct of meetings of stockholders and action by written consent, and “advance notice” timing and informational requirements for stockholder nominations to our board of directors at stockholder meetings or for stockholder proposals that can be acted on at stockholder meetings or by written consent; and

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the inability of our stockholders to call a special meeting of stockholder, the limitation of matters to be acted upon at an annual meeting of stockholders to those matters proposed by the Company or properly brought before the meeting and the limitation of matters to be acted upon at a special meeting of stockholders to matters which we place on the agenda for the meeting.

These provisions of the DGCL and our certificate of incorporation and our bylaws may delay, discourage or make more difficult certain types of transactions in which our stockholders might otherwise receive a premium for their shares over the current market price, and might limit the ability of our stockholders to approve transactions that they think may be in their best interest.